UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2013

THE GREENBRIER COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Commission File No. 1-13146

Oregon	93-0816972
(State of Incorporation)	(I.R.S. Employer Identification No.)

One Centerpointe Drive, Suite 200, Lake Oswego, OR	97035
(Address of principal executive offices)	(Zip Code)

(503) 684-7000

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers;
Election of Directors; Appointment of Certain Officers;
Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers.

Restricted Stock Unit Grants

Effective May 28, 2013, the Compensation Committee approved the grant of an aggregate of 332,414 restricted stock units (“RSUs”) to executive officers and certain other employees of the Company under the Company’s 2010 Amended and Restated Stock Incentive Plan (the “Stock Incentive Plan”), including awards to named executives officers listed below:

Name	Number of RSUs
William A. Furman	73,342
Alejandro Centurion	17,909
William G. Glenn	15,238
Mark J. Rittenbaum	20,126

Each RSU entitles the recipient to receive one share of Common Stock of the Company upon vesting of the RSU, except as described below.

Half of each RSU award is subject to time-based vesting. Time-based RSUs will vest in equal annual installments over a three-year period on the first, second and third anniversaries of the date of the grant, provided the recipient remains employed with the Company through the vesting date.

Half of each RSU award is subject to performance-based vesting. Performance-based RSUs will vest, in whole or in part, contingent upon achievement of the Company’s goals relating to cumulative adjusted EBITDA and adjusted return on equity (“ROE”), measured during the period March 1, 2013 – August 31, 2015 (the “Measurement Period”). The performance goals are equally weighted, such that vesting of 50% of the performance-based RSUs is dependent upon performance against the cumulative adjusted EBITDA goal and vesting of 50% of the performance-based RSUs is dependent upon performance against the adjusted ROE goal.

Vesting of RSUs related to each performance goal will be considered independently. Threshold, target and stretch performance levels are established for the cumulative adjusted EBITDA and adjusted ROE goals based on the Company’s financial plan. For the cumulative adjusted EBITDA goal, threshold performance is set at 70% of plan EBITDA; target performance is set at 90% of plan EBITDA; and stretch performance is set at 110% of plan EBITDA. For the adjusted ROE goal, threshold performance is based on 60% of plan net earnings; target performance is based on 85% of plan net earnings; and stretch performance is based on 115% of plan net earnings.

If the Company achieves the threshold level of performance on a goal, then 50% of the performance-based RSUs tied to that goal will vest. If the Company achieves the target level of performance on a goal, 100% of the performance-based RSUs tied to that goal will vest. If the Company achieves a stretch goal, then the recipient will be entitled to receive two shares of Common Stock for each performance-based RSU tied to that goal, rather than one share. RSU vesting will be interpolated for performance between threshold and target, and issuance of additional shares for achievement in excess of target goals will be interpolated for performance between target and stretch goals.

Vesting of time-based and performance-based RSUs will accelerate in the event of death or disability of the recipient. In the event of a Change of Control of the Company (as defined under the Stock Incentive Plan), performance-based RSUs will automatically convert into time-based RSUs and will vest in full on August 31, 2015, provided the recipient remains employed with the Company through that date. If a recipient retires, time-based RSUs will become fully vested, while performance-based RSUs will continue to vest based on performance during the Measurement Period and the retiree will receive a pro-rated number of shares upon settlement of the RSUs, based upon the duration of service during the measurement period.

Upon vesting of RSUs the Company will settle the RSUs net of required tax withholding, and will issue the underlying shares to the recipient, unless the recipient has elected to pay required withholding taxes in cash. In addition, the recipient may elect to defer receipt of the shares in accordance with the terms of the Company’s Nonqualified Deferred Compensation Plan. Deferred shares will be issued at the time elected by the recipient pursuant to the terms of the Nonqualified Deferred Compensation Plan.

In order to maximize deductibility of compensation paid to the Company’s highest paid executive officers under Internal Revenue Code §162(m), performance-based RSUs held by individuals who are “covered employees” as defined under Code §162(m) will become null and void if shareholder approval meeting the requirements of Code §162(m) is not obtained prior to the time the performance-based RSUs otherwise would vest.

Approval of Form of Restricted Stock Unit Agreement

On May 28, 2013 the Compensation Committee approved a form of Restricted Stock Unit Agreement to document the terms and conditions of RSU grants awarded to employees of the Company, including its named executive officers.

A copy of the form of Restricted Stock Unit Agreement is attached as Exhibit 10.1 and incorporated herein by reference.

Amendment of Change of Control Agreements

The Company previously entered into Change of Control Agreements with certain of its key employees. Each such Change of Control Agreement provides for acceleration of vesting of stock options and restricted stock awards in the event the employee is terminated within 24 months following a Change of Control of the Company (as defined in the Change of Control Agreement). On May 28, 2013 the Compensation Committee approved an Amendment to Change of Control Agreement to be entered into by the Company and each employee who is party to a Change of Control Agreement, in order to apply the same “double trigger” acceleration of vesting of RSUs in the event of a termination of employment within 24 months following a Change of Control of the Company.

A copy of the form of Amendment to Change in Control Agreement is attached as Exhibit 10.2 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

Exhibit Number	Description

10.1	Form of Restricted Stock Unit Agreement

10.2	Form of Amendment to Change of Control Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GREENBRIER COMPANIES, INC.

Date: June 3, 2013	By:	/s/ Martin R. Baker
Martin R. Baker
Senior Vice President, General Counsel and Chief Compliance Officer